                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]     Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Battle Mountain Gold Company
                (Name of Registrant as Specified In Its Charter)

                          Battle Mountain Gold Company
                   (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[  ]    $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

        4)   Proposed maximum aggregate value of transaction:

/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

                                                    (Logo of Battle Mountain
                                                   Gold Company appears here)



                                                        NOTICE OF ANNUAL MEETING
                                                                  APRIL 21, 1994
                                                             AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 21, 1994

TO THE STOCKHOLDERS OF
BATTLE MOUNTAIN GOLD COMPANY:

  The annual meeting of stockholders of Battle Mountain Gold Company (the "Company") will be held at the Doubletree Hotel at One Allen Center, 400 Dallas Street, Houston, Texas, on April 21, 1994, at 10:30 a.m., Houston time, for the following purposes:

  1. To elect three directors;

  2. To approve the appointment of Arthur Andersen & Co. as the independent public accountants for the Company for 1994;

  3. To consider and act upon a proposed 1994 Long-Term Incentive Plan of the Company covering 4,000,000 shares of the Common Stock of the Company; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 11, 1994, as the record date for determining stockholders entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                            By Order of the Board of
                                             Directors,

                                            (Signature of Robert J. Quinn
                                             appears here)

                                                      Robert J. Quinn
                                                Vice President, General Counsel
                                                        and Secretary

March 16, 1994
333 Clay Street, 42nd Floor
Houston, Texas 77002

              (Logo of Battle Mountain Gold Company appears here)

PROXY STATEMENT

  This Proxy Statement and the accompanying proxy are being mailed to stockholders beginning on or about March 16, 1994. They are furnished in connection with the solicitation of proxies by the Board of Directors of Battle Mountain Gold Company (the "Company") for use at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company has retained Georgeson & Company Inc. on customary terms and at a fee estimated not to exceed $10,000, plus reasonable expenses, to assist in soliciting proxies. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, in accordance with applicable Securities and Exchange Commission and New York Stock Exchange requirements.

  All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted for the election as directors of the nominees listed herein, for approval of Arthur Andersen & Co. as the Company's independent public accountants for 1994, for approval of the 1994 Long-Term Incentive Plan of the Company and, in the discretion of the persons named in the proxy, in connection with any other business that may properly come before the meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company an instrument revoking the proxy, by delivering a duly executed proxy bearing a later date or by appearing at the meeting and voting in person.

  As of March 11, 1994, the record date for determining stockholders entitled to vote at the meeting, there were 80,352,399 shares of common stock, par value $0.10 per share, of the Company (the "Common Stock") outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share as to each matter presented to a vote of stockholders of the Company. The quorum requirement for transaction of business at the meeting is the presence in person or by proxy of a majority of the outstanding shares of Common Stock. Shares represented by proxies that reflect abstentions and shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

  The Company's Annual Report to Stockholders, including financial statements, for the year ended December 31, 1993, accompanies the proxy materials being mailed to all stockholders. The Annual Report is not a part of this proxy solicitation material.

ELECTION OF THREE DIRECTORS AND DIRECTOR COMPENSATION

  Unless contrary instructions are set forth in the proxy, it is intended that the persons named in the proxy will vote all shares of Common Stock represented by the proxy for the election of Messrs. Douglas J. Bourne, Delo H. Caspary and Rodney L. Gray as directors. Messrs. Bourne, Caspary and Gray are presently members of the Board of Directors of the Company. Mr. J. Hugh Liedtke, whose current term expires at the meeting, is not standing for reelection, and Mr. Baine P. Kerr recently retired from the Board prior to the expiration of his term in 1995. Messrs. Kerr and Liedtke have been directors of the Company since its incorporation in 1985.

  The three directors elected at the meeting will each serve for a term of three years, ending in 1997. Should any nominee become unavailable for election, the Board of Directors of the Company may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast. Broker non-votes and abstentions will have no effect on the outcome of the election.

  The Company's Restated Articles of Incorporation provide for the classification of the Board of Directors into three classes having staggered terms of three years each. The number of directors constituting the Board of Directors will be reduced to ten effective upon the expiration of Mr. Liedtke's current term. The present terms of office of the seven directors named below whose terms will continue after the meeting expire in either 1995 or 1996, as indicated.

  NOMINEES -- The following sets forth information concerning the three nominees for election as directors at the meeting, including information as to each nominee's age as of March 11, 1994, position with the Company and business experience during the past five years.

                                 Name, age and business experience

                    DOUGLAS J. BOURNE was Chairman of the Board and Chief
(Photo of           Executive Officer of the Company until his retirement in
 Douglas J. Bourne  April 1990. Mr. Bourne serves as Chairman of the Company's
 appears here)      Executive Committee and is a member of the Company's
                    Environmental Affairs and Ethics Committee. Mr. Bourne has been a director of the Company since its formation. He is 71 years of age, and is also a director of Pennzoil Company and Potash Corporation of Saskatchewan, Inc.

              Name, age and business experience

DELO H. CASPARY has been engaged for more than five years      (Photo of
in managing his personal investments. He became a director      Delo H. Caspray
of the Company in 1985. Mr. Caspary is also a director of       appears here)
Caspen, plc., a British company, and Victoria Bank and Trust. Mr. Caspary serves as Chairman of the Company's
Finance and Audit Committee. He is 68 years old.

RODNEY L. GRAY has served as Chairman and Chief Executive      (Photo of
Officer for Enron International, Inc., a subsidiary of          Rodney L. Gray
Enron Corporation, an integrated natural gas company, since     appears here)
July 1993. From October 1992 through July 1993, Mr. Gray served as Senior Vice President, Finance and Treasurer for
Enron Corporation, and was responsible for Enron's worldwide financing activities. From April 1988 through October 1992, Mr. Gray served as Vice President and
Treasurer for Enron. Prior to joining Enron, Mr. Gray spent
13 years with Transco Energy Company, rising to the position of Vice President and Treasurer. Mr. Gray was appointed to a newly created Board seat in February 1993.
Mr. Gray serves on the Finance and Audit Committee. He is
41 years old.

  DIRECTORS WITH TERMS EXPIRING IN 1995 AND 1996 -- The following sets forth information concerning the seven directors of the Company whose present terms will continue until 1995 or 1996, including information as to each director's age as of March 11, 1994, position with the Company and business experience during the past five years.

              Name, age and business experience

CHARLES E. CHILDERS has served as Chairman of the Board,       (Photo of
President and Chief Executive Officer of Potash Corporation     Charles E.
of Saskatchewan, Inc. (mining and processing of potash)         Childers appears
since 1990. From 1987 through 1990, Mr. Childers served as      here)
President and Chief Executive Officer of that corporation.
Mr. Childers is also a director of QUNO Corporation. He became a director of the Company in 1993, and his present term expires in 1996. Mr. Childers serves on the Compensation and Stock Option Committee. He is 61 years old.

                                 Name, age and business experience

(Photo of           JACK R. CROSBY has been Chairman of the Board and Chief Ex-
 Jack R. Crosby     ecutive Officer of the Rust Group (investments, property
 appears here)      development and telecommunications) for more than five
                    years. Mr. Crosby is also a director of National Dentex
                    Corporation and Chairman of the Board and Chief Executive
                    Officer of Tescorp, Inc. He became a director of the Com-pany in 1985, and his present term expires in 1995. Mr.
                    Crosby is Chairman of the Company's Compensation and Stock
                    Option Committee. He is 67 years of age.

(Photo of           JAMES H. ELDER, JR. has been engaged for more than five
 James H. Elder,    years in managing his personal investments. He became a
 Jr. appears here)  director of the Company in 1985, and his present term expires in 1996. Mr. Elder is a member of the Company's
                    Compensation and Stock Option Committee and the Company's
                    Environmental Affairs and Ethics Committee. Mr. Elder is also a director of Stewart & Stevenson Services, Inc. He is
                    69 years old.

(Photo of           KARL E. ELERS is Chairman of the Board and Chief Executive
 Karl E. Elers      Officer of the Company. Mr. Elers is a member of the
 appears here)      Company's Executive Committee and is Chairman of the
                    Company's Environmental Affairs and Ethics Committee. From
                    April 1988 until April 1990, he was President and Chief
                    Operating Officer of the Company. From May 1987 until April
                    1988, Mr. Elers was Executive Vice President of the
                    Company. Mr. Elers became a director in 1987, and his present term expires in 1996. He is 55 years old.

(Photo of           TED H. PATE was President and Chief Operating Officer of
 Ted H. Pate        the Company until April 1988. He then served as Chairman of
 appears here)      the Executive Committee until his retirement in June 1988.
                    Mr. Pate became a director of the Company in 1985, and his present term as a director expires in 1995. Mr. Pate is a member of the Company's Finance and Audit Committee. He is 67 years of age.

              Name, age and business experience

KENNETH R. WERNEBURG has been President and Chief Operating    (Photo of
Officer of the Company since April 1990, having previously      Kenneth R.
served as Executive Vice President of the Company since         Werneburg
November 1989. Prior to joining the Company, Mr. Werneburg      appears here)
was Chairman and Chief Executive Officer of Hill
Refrigeration Corporation (commercial refrigeration equipment) since 1989. Mr. Werneburg became a director of the Company in 1990, and his present term expires in 1996.
He is a member of the Company's Executive Committee. He is 52 years old.

WILLIAM A. WISE has served as Chairman of the Board,           (Photo of
President and Chief Executive Officer of El Paso Natural Gas    William A. Wise
Company, an integrated natural gas company, since January       appears here)
1994. From April 1989 through January 1990, Mr. Wise was
President and Chief Operating Officer of that corporation.
He became Chief Executive Officer in January 1990. Mr. Wise was appointed in March 1994 to the Board seat vacated by Mr.
Kerr, and his term expires in 1995. He is 48 years old.


  BOARD ORGANIZATION AND COMMITTEES -- The Company's Executive Committee is composed of Messrs. Bourne (Chairman), Elers and Werneburg. The Executive Committee may exercise the powers of the Board of Directors at times when the Board is not in session.

  The members of the Finance and Audit Committee and the Compensation and Stock Option Committee of the Board of Directors are not employees of the Company. The Finance and Audit Committee of the Board is composed of Messrs. Caspary (Chairman), Gray and Pate. The Finance and Audit Committee provides oversight of the Company's performance in fulfilling its responsibility to maintain an organization which is capable of conducting the financial business of the Company and to maintain an internal control environment necessary to conduct and report properly the Company's business. The Finance and Audit Committee also recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the independent accountants the plan and results of the auditing engagement and evaluates the independence of the accountants.

  The Compensation and Stock Option Committee is composed of Messrs. Crosby (Chairman), Childers and Elder. The Compensation and Stock Option Committee approves, or in some cases recommends to the Board, remuneration arrangements and compensation plans involving the Company's directors, executive officers and other key employees. The Compensation and Stock Option Committee also currently administers all of the non-qualified benefit plans of the Company.

  The Environmental Affairs and Ethics Committee of the Board of Directors of the Company is composed of Messrs. Elers (Chairman), Bourne and Elder. The Environmental Affairs and Ethics Committee was formed in February 1993 to oversee the Company's Code of Ethical Business Conduct and environmental and legal compliance programs.

  The Board of Directors does not have a standing nominating committee or other committee performing a similar function. Nominations are determined by the entire Board of Directors.

  During 1993, the Board of Directors held four regular meetings. During 1993, the Finance and Audit Committee, the Compensation and Stock Option Committee and the Environmental Affairs and Ethics Committee met on four, four and two occasions, respectively. All directors, with the exception of Mr. Liedtke, attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees on which they served.

  Each director, other than those who are regularly employed officers of the Company or its subsidiaries, receives a director's fee of $15,000 per annum and an additional fee of $750 per day for attendance at meetings of the Board or its committees. Directors are also reimbursed for their travel and other expenses involved in attendance at Board and committee meetings. Pursuant to the terms of the Company's Deferred Compensation Plan, a director may elect to defer his director's fee and per diem fees for payment (with interest at the six-month Treasury bill rate) at a later date. Pursuant to the terms of the Company's 1988 Deferred Income Stock Option Plan (the "DISOP"), a director may elect to receive a non-qualified stock option in lieu of up to 100 percent of his director's fee and per diem fees for attending Board or committee meetings. To participate, the director selects an option strike price at a discount from current market value of the Common Stock and receives options on a number of shares such that the aggregate discount is equal to the amount of fees forgone. Mr. Pate participated in the DISOP in 1993, acquiring an option to purchase 15,000 shares of Common Stock at an exercise price of $4.825 per share. Under the Company's Nonqualified Stock Option Plan for Outside Directors, individuals who become nonemployee directors of the Company are automatically granted an initial option to purchase 5,000 shares of Common Stock on the date they become nonemployee directors. On the fourth Tuesday in April of each year following the grant of the initial option, each incumbent nonemployee director is granted an additional option to purchase 1,500 shares of Common Stock. Each option granted pursuant to the Nonqualified Stock Option Plan for Outside Directors has an exercise price per share equal to the market value of a share of Common Stock on the date the option is granted, and such options are not exercisable until one year from the date of grant. Directors who are not also executive officers are not eligible to participate in any other benefit plan of the Company.

  SECURITY OWNERSHIP -- Set forth in the table below is the number of shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act) as of March 9, 1994, by each of the Company's directors and nominees, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group. Except as otherwise indicated, all such shares are owned directly, and the indicated owner has sole voting and investment power with respect to such Common Stock. As of March 9, 1994, there was no person known to the Company to be the beneficial owner of more than 5 percent of the Common Stock.

                                Number of     Percentage
                Name             Shares        of Class
                ----            ---------     ----------
      Douglas J. Bourne.......    146,600(1)      *
      Delo H. Caspary.........     48,000(2)      *
      Charles E. Childers.....      7,500(3)      *
      Jack R. Crosby..........     58,375(4)      *
      Andre J. Douchane.......     42,675(5)      *
      James H. Elder, Jr......     17,437(6)      *
      Karl E. Elers...........    211,830(7)      *
      Rodney L. Gray..........      5,000(4)      *
      J. Hugh Liedtke.........      8,100(2)      *
      Joseph L. Mazur.........    120,908(8)      *
      R. Dennis O'Connell.....     37,748(9)      *
      Ted H. Pate.............     34,646(10)     *
      Kenneth R. Werneburg....    136,465(11)     *
      William A. Wise.........          0         *
      All directors and
       executive officers as a
       group
       (16 persons)...........  1,025,805(12)    1.3%

- --------
(1) Includes 750 shares jointly owned by Mr. Bourne and his wife, and 8,000 shares issuable upon the exercise of stock options acquired under the Company's option plans.
(2) Includes 8,000 shares issuable upon the exercise of stock options acquired under the Company's option plans.
(3) Includes 5,000 shares issuable upon the exercise of stock options acquired under the Company's option plans.
(4) Consists of shares issuable upon the exercise of stock options acquired under the Company's option plans.
(5) Includes 40,966 shares issuable upon the exercise of stock options acquired under the Company's option plans.
(6) Includes 300 shares held by Mr. Elder's wife and as to which Mr. Elder disclaims beneficial ownership, and 13,387 shares issuable upon the exercise of stock options acquired under the Company's option plans.
(7) Includes 154,944 shares issuable upon the exercise of stock options acquired under the Company's option plans.

(8) Includes 93,388 shares issuable upon the exercise of stock options acquired under the Company's option plans.
(9) Includes 34,466 shares issuable upon the exercise of stock options acquired under the Company's option plans.
(10) Includes 28,500 shares issuable upon the exercise of stock options acquired under the Company's option plans.
(11) Includes 117,633 shares issuable upon the exercise of stock options acquired under the Company's option plans.
(12) Includes 716,291 shares issuable upon the exercise of stock options acquired under the Company's option plans.
*  Less than 1%.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE -- The table set forth below contains information regarding compensation for services in all capacities to the Company for 1993, 1992 and 1991 of those persons who (i) served as the chief executive officer of the Company during 1993 and (ii) were the other four most highly compensated executive officers of the Company at December 31, 1993. The format and the information presented are as prescribed in rules of the Securities and Exchange Commission.

                           SUMMARY COMPENSATION TABLE

                                Annual Compensation           Long-Term Compensation
                           ------------------------------ ------------------------------
                                                                 Awards         Payouts
                                                          --------------------- --------
                                             Other Annual Restricted Securities   LTIP    All Other
 Name and Principal                  Bonus   Compensation   Stock    Underlying Payouts  compensation
      Position        Year  Salary    (1)        (2)        Awards    Options     (3)       (2)(4)
 ------------------   ---- -------- -------- ------------ ---------- ---------- -------- ------------
Karl E. Elers         1993 $315,902 $106,797     $--         $--      138,400   $338,865   $15,590
 Chairman of the      1992  312,692  101,361      --          --       17,000      --       13,313
 Board and Chief      1991  276,539  206,066                  --       30,000    388,399
 Executive Officer
Kenneth R. Werneburg  1993  251,702   85,092      --          --      108,400    265,772    13,137
 President and Chief  1992  249,115   80,728      --          --       14,000      --       10,017
 Operating Officer    1991  219,616  168,004                  --       30,000      --
R. Dennis O'Connell   1993  157,951   42,719      --          --       58,400      --        8,571
 Vice President--     1992  101,346   13,807      --          --       15,000      --        2,146
 Finance and Chief    1991    --       --                     --         --        --
 Financial Officer
Andre J. Douchane     1993  150,324   40,772      --          --       58,400      --        8,227
 Vice President--     1992  145,954   37,840      --          --        6,500      --        4,737
 Operations           1991    --       --                     --         --        --
Joseph L. Mazur       1993  149,799   40,514      --          --       58,400    128,043     8,204
 Vice President--     1992  148,346   38,458      --          --        6,500      --        5,662
 Administration and   1991  131,693   80,988                  --       15,000    181,819
 Communications

- --------
(1) Amounts reported in the Bonus column include, in addition to cash bonuses under the Company's Productivity Bonus Plan, restricted stock awards with vesting periods of less than one year as follows: $47,673 in 1992 and $21,000 in 1991 for Mr. Elers, $37,953 in 1992 and $21,000 in 1991 for Mr.
    Werneburg, $9,187 in 1992 for Mr. O'Connell, $17,400 in 1992 for Mr. Douchane and $18,088 in 1992 and $10,500 in 1991 for Mr. Mazur.
(2) In accordance with transitional rules, information in the Other Annual Compensation and All Other Compensation columns is not presented for 1991.
(3) Amounts represent the cash and market value of Common Stock distributable in respect of performance units granted under the Company's 1988 Long-Term Performance Unit Plan for the three-year performance periods ended June 30, 1991 and June 30, 1993. Under this plan, one-half of the distributable amount is paid to the participant during the year the performance period ends and the balance is paid one year later, subject to certain conditions relating to continued employment. In 1992, the performance measures applicable to the performance period ended June 30, 1993 were revised by dropping two of the four original measures and establishing a new threshold condition to payout. See "Compensation and Stock Option Committee Report on Executive Compensation--Executive Compensation Components--Long-Term Performance Unit Plan."
(4) Consists of the Company's contributions (vested and unvested) under the Company's Savings Plan and a related contribution equalization plan of $10,612 and $4,978 in 1993 and $7,612 and $5,701 in 1992 for Mr. Elers and
    $10,612 and $2,525 in 1993 and $6,874 and $3,143 in 1992 for Mr. Werneburg
    and contributions under the Company's Savings Plan for Messrs. O'Connell, Douchane and Mazur.

  OPTION GRANTS TABLE -- The following table shows, as to the executive officers named in the Summary Compensation Table, information regarding stock options granted pursuant to the Company's 1985 Stock Option Plan during 1993. All of such options have an exercise price equal to the market price on the date of grant.

                                        Individual Grants
                          ---------------------------------------------
                          Number of   Percent of                         Grant
                          Securities total options                        date
                          Underlying  granted to   Exercise             present
                           Options   employees in  Price Per Expiration  value
Name                         (1)         1993        Share      Date      (2)
- ----                      ---------- ------------- --------- ---------- --------
Karl E. Elers............  138,400       14.9       $6.875    4/20/03   $550,555
Kenneth R. Werneburg.....  108,400       11.6        6.875    4/20/03    431,215
R. Dennis O'Connell......   58,400        6.3        6.875    4/20/03    232,315
Andre J. Douchane........   58,400        6.3        6.875    4/20/03    232,315
Joseph L. Mazur..........   58,400        6.3        6.875    4/20/03    232,315

- --------
(1) All options granted to the named executive officers were granted on April 20, 1993 and have exercise prices equal to the closing price of the Common Stock on the New York Stock Exchange

   Composite Tape on that date. The options become exercisable in 33 1/3 percent increments on each of the first, second and third anniversaries of the date of grant and also contain provisions for acceleration of vesting in the event of a change of control and payment in cash of the then appreciated value of the option.
(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility of 40.36 percent based on one-year historical volatility of the Common Stock prior to the grant date, a risk-free rate of return of 6.69 percent based on the ten-year zero coupon treasury bond yield at the time of grant, a dividend yield of 0.73 percent based on the current dividend rate and an option term equal to the full ten-year stated option term. The estimated grant date value does not reflect any discount on account of vesting or forfeiture provisions or prohibitions on transfer.

  OPTION EXERCISES AND YEAR-END VALUES TABLE -- The table set forth below contains information with respect to (i) the unexercised options to purchase Common Stock granted in 1993 and prior years under the Company's 1985 Stock Option Plan and its 1988 Deferred Income Stock Option Plan to the executive officers named in the Summary Compensation Table and held by them at December 31, 1993 and (ii) the aggregate number of shares acquired by such executive officers upon the exercise during 1993 of options to purchase Common Stock.

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares                Options Held at       In-the-Money Options at
                         Acquired              December 31, 1993       December 31, 1993(1)
                            on     Value   ------------------------- -------------------------
          Name           Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- -------- ----------- ------------- ----------- -------------
Karl E. Elers...........      0   $     0    138,811      138,400     $196,250     $449,800
Kenneth R. Werneburg....      0         0     81,500      108,400      178,125      352,300
R. Dennis O'Connell.....      0         0      7,500       66,900       30,000      222,575
Andre J. Douchane.......      0         0     21,500       58,400       50,625      189,800
Joseph L. Mazur.........  6,500    23,563     73,922       58,400       92,579      189,800

- --------
(1) Based on the closing price of the Common Stock on the New York Stock Exchange Composite Tape on December 31, 1993 ($10.125).

  RETIREMENT PLAN AND SUPPLEMENTAL AGREEMENTS -- The Company maintains a non-contributory tax-qualified retirement plan generally available to U.S. salaried employees (the "Retirement Plan"). The Retirement Plan is a defined benefit plan under which employer contributions are actuarially determined each year and is administered by a Retirement Board appointed by the Board of Directors. The amount of an employee's retirement benefit is based on final average compensation (as defined below) and is computed as follows: 1.1 percent of final average compensation (5-year average) for each year of service, plus 0.6 percent of final average compensation in excess of $10,000 per year for each year of service up to a maximum of 35 years. Section 401 (a) (17) of the Internal Revenue Code of 1986, as amended (the "Code"), however, limits the annual compensation taken into account for an employee under the Retirement Plan. The compensation limit imposed by Section 401 (a) (17) is effective for calculations of compensation received for periods after January 1, 1989, and equals $150,000 for 1994. As indicated in the table below, the annual benefits under the Retirement Plan are subject to limitations mandated by Section 415 of the Code and by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), on the maximum amounts payable under qualified defined benefit plans.

  The following table shows the estimated annual retirement benefits under the Retirement Plan under the formula described above for eligible employees (including officers) who retire at age 65 (normal retirement age) and have the average compensation levels and years of service specified in the table. The amounts listed in the table are payable for the life of the employee and are not subject to any reduction for Social Security benefits or other offsetting amounts.

                           Projected Retirement Plan Benefit
                               at Age 65 With Service of
                    -----------------------------------------------------------
Final Average
Compensation(1)     15 Years    20 Years    25 Years    30 Years     35 Years
- ---------------     --------    --------    --------    --------    -----------
 $125,000.......... $ 30,975    $ 41,300    $ 51,625    $ 61,950    $ 72,275
  150,000..........   37,350      49,800      62,250      74,700      87,150
  175,000..........   43,725      58,300      72,875      87,450     102,025
  200,000..........   50,100      66,800      83,500     100,200     116,900
  225,000..........   56,475      75,300      94,125     112,950     118,800(2)
  250,000..........   62,850      83,800     104,750     118,800(2)  118,800(2)
  300,000..........   75,600     100,800     118,800(2)  118,800(2)  118,800(2)
  350,000..........   88,350     117,800     118,800(2)  118,800(2)  118,800(2)
  400,000..........  101,100     118,800(2)  118,800(2)  118,800(2)  118,800(2)
  450,000..........  113,850     118,800(2)  118,800(2)  118,800(2)  118,800(2)
  500,000..........  118,800(2)  118,800(2)  118,800(2)  118,800(2)  118,800(2)

- --------
(1) Annual compensation taken into account for purposes of calculating the average is limited by Section 401 (a) (17) of the Code for years after 1989.
(2) Limited to $118,800 for 1994 by Section 415 of the Code.

  Final average compensation in the above table means the average of covered remuneration for the five consecutive calendar years, out of the ten calendar years immediately preceding retirement, in which the participant's covered remuneration was the highest, subject to the Section 401(a)(17) limit described above. Covered compensation includes salary, bonus and most other compensation paid or deferred in the year (including payments under the Company's 1988 Long-Term Performance Unit Plan but excluding amounts realized from restricted stock and stock options). At January 1, 1994, the individuals named in the Summary Compensation Table had the following respective years of service under the Retirement Plan: Mr. Elers, six years; Mr. Werneburg, four years; Mr. O'Connell, one year;

Mr. Douchane, two years; and Mr. Mazur, 24 years. The 1993 covered compensation for the individuals named in the Summary Compensation Table whose covered compensation, taking into account the Section 401(a)(17) limit, differed by more than 10 percent from that set forth in the Summary Compensation Table was $235,840 for each of Messrs. Elers and Werneburg.

  The Company has entered into supplemental retirement income agreements with Messrs. Elers, Werneburg, O'Connell, Douchane and Mazur. Such agreements generally provide that the Company will pay each respective executive officer an additional retirement benefit equal to an annualized amount of 50 percent of such officer's annual salary (not including bonus compensation), as of December 31, 1992. Participants will receive monthly non-escalating benefits over a 15-year period beginning at age 65. The supplemental benefits will be paid exclusively from the general assets of the Company. Annual benefits payable upon retirement at normal retirement age (65) under the supplemental agreements would be $155,000 for Mr. Elers, $123,500 for Mr. Werneburg, $77,500 for Mr. O'Connell, $73,000 for Mr. Douchane and $73,500 for Mr. Mazur. The supplemental retirement income agreements also provide for a survivor benefit payable in the event of the participant's death equal to the full supplemental benefits provided thereunder.

  CHANGE-IN-CONTROL ARRANGEMENTS -- The Company has severance agreements with each of Messrs. Elers, Werneburg, O'Connell, Douchane and Mazur which generally provide that, in the event employment terminates as a result of a change of control of the Company, each executive officer would receive a cash payment equal to two times his annual salary (plus bonus and other incentive compensation). A covered officer, under the agreement, would receive such payment only as a result of involuntary termination within three years of the date of the change of control or voluntary termination during a 120-day period commencing 120 days following the date of the change of control. The agreements also provide for continuation of group life, medical and dental insurance benefits for a period of 30 months after termination on the same contributory basis as such benefits are provided to active employees of the Company. In the event of a change of control, payments under the agreements of executive officers using 1993 salaries and covered incentive compensation would be approximately as follows: $1,033,016 for Mr. Elers, $822,832 for Mr. Werneburg, $341,542 for Mr. O'Connell, $324,798 for Mr. Douchane and $453,198 for Mr. Mazur. The 1988 Long-Term Performance Unit Plan also contains a provision whereby outstanding units become immediately payable at the target value of $1.00 per unit in the event of a change of control. In the event of a change of control, payments under that plan for the units allocated for the three-year performance period ended June 30, 1995 would be approximately as follows:
$409,000 for Mr. Elers, $326,000 for Mr. Werneburg, $164,000 for Mr. O'Connell, $154,000 for Mr. Douchane and $155,000 for Mr. Mazur. Options granted to these officers under the Company's 1985 Stock Option Plan contain provisions for acceleration in the event of a change of control and payment in cash of the then appreciated value of the option. The severance agreements and agreements under the 1988 Long-Term Performance Unit Plan and the 1985 Stock Option Plan for the foregoing officers also contain provisions for a tax gross-up payment designed to make the officers whole against any excise or other tax above the rate ordinarily applicable that is occasioned by the change of control, pursuant to the provisions of Section 280G of the Internal Revenue Code or otherwise.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee") has furnished the following report on the Company's executive compensation program. The report describes the Committee's compensation policies applicable to the Company's executive officers and includes a discussion of the specific relationship of corporate performance to executive compensation for 1993. The report also discusses the Committee's bases for the Chief Executive Officer's compensation for 1993 and corresponding criteria for such compensation.

I. COMPENSATION POLICIES

  The objectives of the Company's executive compensation policies are to provide its executives with a competitive total compensation package and link compensation to the achievement of the long-term business objectives of the Company and the enhancement of stockholder value. The Committee also considers subjective factors in its evaluation of the performance of the Chief Executive Officer and senior executive officers, such as leadership, strategic vision and organization development efforts that result in strengthening efficiency, effectiveness and competitive advantage, which are considered critical to the achievement of long-term strategic objectives and the success of the Company.

  The Committee's focus on long-term objectives in setting the parameters of the Company's executive compensation program results from the long lead time factors inherent in the strategic decisions of an international precious metals company which sells primarily one commodity, gold. These long-term objectives include, among others, increasing reserves, annual production, stock price, earnings and cash flow while maintaining low cash production costs.

II. EXECUTIVE COMPENSATION COMPONENTS

  The Company's executive compensation program is composed of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of productivity bonuses, long-term performance awards and awards of restricted stock and stock options.

 Base Salary

  The Committee determines the annual base salary of the Chief Executive Officer and senior executive officers based primarily on the basis of competitive salary rates for peer companies. With regard to senior executive officers' salaries, the Committee receives a proposal from management of the Company based on advice from compensation consultants who review such factors as industry, similarly situated companies and national comparison surveys. With regard to the Chief Executive Officer's salary, management does not make a proposal, but the Committee reviews similar information from compensation consultants. The comparative salary studies are performed both on the basis of the peer companies included in the gold peer index used in the five-year performance graph presented below and on the basis of companies included in published industry surveys. Base salary levels are generally targeted at the median level in relation to the peer group comparisons. Effective in July 1993, the Committee approved a 4.5 percent increase in the base salary of the Chief Executive Officer and increases ranging from 4.5 percent to 7 percent for other senior executive officers. The Committee generally considers and adjusts salary levels annually.

 Productivity Bonus

  Under the Company's Productivity Bonus Plan, cash bonuses may be provided to employees, including executive officers. Target bonus amounts for the executive officers vary and range from 50 percent of base salary paid during a semi-annual performance period for the Chief Executive Officer and the President to 40 percent of base salary for the senior executive officers. The targeted bonus amounts are generally at the median level in relation to annual bonuses for the peer group companies referred to above under Base Salary. Awards of bonuses to officers are in the discretion of the Committee and may be made only if the Company's net return on the Company's total capital (determined on a ten-year rolling average basis) exceeds a threshold rate of return and then only out of current cash flow from operations. The threshold net return is determined from time to time in the discretion of the Committee and is currently set at an annual rate of 8 percent. Although the Company has incurred losses in recent periods, the threshold rate of return is still exceeded as a result of income in earlier periods. If the threshold is met for any semi-annual bonus period, then a bonus multiplier calculation is made in which the target bonus amounts described above are multiplied by a factor equal to the quotient obtained by dividing the Company's actual net cash flows from operating activities during the bonus period by the target net cash flows from operating activities based on the Company's currently approved budget. The Committee has discretion to adjust the multiplier analysis items it deems to be unusual or otherwise warrant special consideration in applying the analysis to the determination of bonuses. The bonus amounts resulting from multiplying the target bonus amounts by the quotient derived from the multiplier analysis are subject to a maximum of twice the target bonus amounts. The Committee has discretion whether or not to approve bonus payments, even if called for by the multiplier analysis.

  Based on the results of the Productivity Bonus Plan cash flow multiplier analysis for the first half of 1993, the Committee determined to pay a bonus of approximately 45 percent of the level targeted for the first half. Based on the results of the analysis for the second half of 1993, the Committee determined to pay a bonus of approximately 87 percent of the level targeted for the second half. The aggregate 1993 bonuses for the Chief Executive Officer and other named officers are shown in the Bonus column of the Summary Compensation Table. The Chief Executive Officer's 1993 bonus was determined by applying the cash flow multiplier analysis to his targeted bonus amount, on the same basis as the other officers.

 Long-Term Performance Unit Plan

  The Company's 1988 Long-Term Performance Unit Plan was adopted to provide executive officers and key employees with incentives to achieve long-term objectives of the Company. Under the Plan, participants are awarded performance units which can result in payment of a dollar value (not to exceed $1.50 per unit) if the Company achieves the specified long-term objectives during the course of a three-year performance period. Payments under the Plan, if any, are made following the conclusion of a performance period.

  In recent years units have been granted once every two years, with the number of units granted to the Chief Executive Officer and the senior executive officers being determined by formula. Each of the Chief Executive Officer and the President has been granted a number of units which is equal to the dollar amount of 62.5 percent of his projected two-year salary. For senior executive officers, the number has been based on 50 percent of their projected two-year salary. These percentages were not determined on the basis of a competitive analysis of the type undertaken with respect to base salaries and annual bonuses.

  The Committee, in its sole discretion, selects performance measures designed to provide the Chief Executive Officer and senior executive officers incentives to achieve selected long-term objectives of the Company. These measures take the form of thresholds and targets and may include such factors as targeted increases in shareholders' equity, cash flow, return on equity, return on assets and share price. The Committee can also specify the achievement of a strategic corporate goal as a performance threshold. The Committee can select different performance measures for different performance periods and has discretion to adjust performance measures in any year during a performance period if, in the Committee's judgment, such performance measures have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property or other unusual items).

  At the end of a performance period, the performance measures are used to calculate a multiplier which, when multiplied by the number of performance units awarded to a participant at the beginning of the period, determines the dollar value of an award. One-half of the dollar amount credited to the account of a participant is paid to the participant as soon as practicable after the end of that performance period, and the balance is paid one year later. Payments may be made in the form of cash, shares of Common Stock or a combination of cash and Common Stock, as determined by the Committee.

  On June 30, 1993 a three-year performance period ended. In June 1992 the Committee considered revised financial, operational and strategic forecasts. The Committee determined that given the significant changes in the Company, such as (i) the need to accelerate the addition of new reserves in light of reserve depletion at the Fortitude property, (ii) the increased strategic importance of successful commencement of operations at Kori Kollo and other reserve acquisitions and (iii) the resulting change in the long-term debt structure of the Company, changes to the performance criteria under the 1990 grants were warranted. Performance measures for the period as originally established in 1990 included shareholders' equity, total assets, return on equity and return on assets. The Committee determined to drop from consideration the factors based on return on equity and return on assets and add a threshold condition to payout based on successful commencement of operations at Kori Kollo by the end of the performance period. Based on the redetermined performance measures, the Committee authorized a payout value of $.91 per unit to be paid 50 percent in stock and 50 percent in cash in two annual installments. The payout amounts for the performance period ending in 1993 are shown in the LTIP payouts column of the Summary Compensation Table. The Chief Executive Officer's payout amount was determined on the same basis as the other participants (with a weighting of 85 percent for the performance measure based on increases in shareholders' equity and 15 percent for the performance measure based on increases in total assets).

  No new performance period was begun in 1993.

 Stock Options and Restricted Stock

  The Committee periodically grants the Chief Executive Officer, senior executive officers and other key employees stock options and restricted stock awards under the Company's 1985 Stock Option Plan and 1986 Restricted Stock Plan.

  Under the terms of the Company's 1986 Restricted Stock Plan, executive officers and employees may be granted restricted shares of Common Stock. The Committee selects the participants and the number of shares to be awarded. Each of the restricted stock shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the restricted period of not less than six months nor more than five years. The Committee determines the length of the restricted period. No grants of restricted stock were made to executive officers in 1993.

  On April 20, 1993, the Committee granted stock options to the Chief Executive Officer, senior executive officers and other key employees. The options were priced at fair market value and will vest in 33 1/3 percent increments on each of the first, second and third anniversaries of the grant date. The determination of the number of shares subject to the options granted in 1993 was made by the Committee on a subjective, nonformulaic basis. In making its determination, the Committee decided that it would be appropriate to make larger grants than had been made in prior years based on the Company's progress toward long-term goals of reserve replacement and increased gold production and the Committee's determination that the stock price sensitivity of the total compensation of its executive officers had become relatively low, and that it was an appropriate time to increase that sensitivity. Allocation of the option grants among the Chief Executive Officer and the other executive officers was made subjectively based on level of responsibility in the Company.

  The Committee intends to discontinue making awards under the plans discussed above, except the Productivity Bonus Plan, following approval by the stockholders of the 1994 Long-Term Incentive Plan of the Company.

III. POLICY WITH RESPECT TO THE $1 MILLION DEDUCTIBILITY LIMIT

  New provisions of the Internal Revenue Code limit deductibility for federal income tax purposes of compensation in excess of $1 million for certain executive officers (those named in the Summary Compensation Table who are executive officers on the last day of the applicable tax year). Exemptions from the deductibility limit exist for certain performance based compensation. The Company is evaluating the effect of the new provisions, and presently does not anticipate the payment of compensation in the next several years in excess of that which is deductible, especially since stock options grants can be structured so as to qualify for the performance-based exclusion from the deductibility limit. Awards under the Company's current Productivity Bonus Plan and Long-Term Performance Unit Plan do not qualify for the performance based exclusion. The Committee intends to monitor the applicability of the deductibility limit provisions on an ongoing basis.

IV. SUMMARY

  The Committee believes that the Company's executive compensation program is competitive with compensation programs of similarly situated companies and provides the Company's Chief Executive Officer and senior executive officers with the appropriate incentives to achieve the Company's long-term goals.

                                        COMPENSATION AND STOCK OPTION COMMITTEE

                                            Jack R. Crosby (Chairman)
                                            Charles E. Childers
                                            James H. Elder, Jr.

STOCKOWNER RETURN PERFORMANCE PRESENTATION

  The line graph set forth below represents a comparison of the yearly percentage change in the cumulative total stockowner return on the Common Stock with the cumulative total return of the S & P 500 Index and a gold peer index (which includes Amax Gold Inc., Echo Bay Mines Ltd, Homestake Mining Company, Lac Minerals Ltd. and Pegasus Gold, Inc.) for the period of five fiscal years commencing December 31, 1988 and ending December 31, 1993. The line graph is based on the assumption that the value of the investment in Common Stock and the gold peer index was $100 on December 31, 1988, and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
           BATTLE MOUNTAIN GOLD, S&P 500 INDEX AND A GOLD PEER INDEX

                  Assumes $100 Invested on December 31, 1988.


                            1988   1989   1990   1991   1992   1993


S&P 500..................      0    132    128    166    179    197
Peer Group...............      0    131    103     88     64    113
BMG......................      0    120     53     58     38     76



- --------
*Total return assumes reinvestment of dividends.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Finance and Audit Committee (Messrs. Caspary, Gray and Pate), has approved and recommends the appointment of Arthur Andersen & Co. as independent public accountants to conduct an audit of the Company's financial statements for the fiscal year ending December 31, 1994. Arthur Andersen & Co. has audited the financial statements of the Company since its organization. Approval of the appointment of the accountants is being sought in order to give stockholders the opportunity to express their opinion on the matter. Approval will require the affirmative vote of the holders of a majority of the votes cast. Accordingly, abstentions and broker non-votes will have no effect on the determination of the outcome of the vote. Should approval not be obtained, the Board of Directors would expect to reconsider the appointment.

  Members of Arthur Andersen & Co. are expected to attend the annual meeting and, if present, be available to answer appropriate questions which may be asked by stockholders. Such members will also have an opportunity to make a statement at the meeting if they desire to do so.

APPROVAL OF 1994 LONG-TERM INCENTIVE PLAN

  The Board of Directors has adopted, subject to approval by the stockholders of the Company, the 1994 Long-Term Incentive Plan of the Company (the "Incentive Plan"). A copy of the Incentive Plan is attached hereto as Annex A. The following description of the Incentive Plan is qualified by reference to the full text of the Incentive Plan.

  The purpose of the Incentive Plan is to retain key executives and other selected employees, reward them for making major contributions to the success of the Company and provide them with a proprietary interest in the growth and performance of the Company.

  Employees who participate in the Incentive Plan will be selected by a committee designated by the Board of Directors to administer the Incentive Plan (in this caption, the "Committee") from among those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company.

  The total number of shares of Common Stock that may be awarded pursuant to the Incentive Plan will not exceed 4,000,000, of which not more than 1,000,000 shares of Common Stock are available for awards other than stock options and stock appreciation rights granted at an exercise or strike price not less than fair market value on the date of grant. The number of shares of Common Stock that may be awarded pursuant to the Incentive Plan is subject to adjustment upon the occurrence of certain events.

  The Incentive Plan will be administered by the Committee, which will be constituted to permit the Incentive Plan to comply with Rule 16b-3 promulgated under the Securities Exchange Act. It is expected that the Company's existing Compensation and Stock Option Committee will initially act as the Committee under the Plan. Subject to the terms of the Incentive Plan, the Committee will have authority (i) to select employees to receive awards, (ii) to determine the timing, form, amount or value and term of awards, and the conditions and limitations, if any, subject to which awards will be made and become payable and (iii) to interpret the Incentive Plan and adopt rules, regulations and guidelines for carrying out the Incentive Plan. The Committee may delegate certain of its duties under the Incentive Plan to senior officers of the Company.

  The Incentive Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, stock awards and cash awards. Stock options will have exercise prices not less than the fair market value of the Common Stock on the date of grant and may be incentive stock options that comply with Section 422 of the Internal Revenue Code. The exercise price of any stock option may, at the discretion of the Committee, be paid in cash or by surrendering shares of Common Stock or another award under the Incentive Plan, valued at fair market value on the date of exercise, or any combination thereof. Vesting conditions for a stock option will be specified by the Committee and set forth in the applicable option agreement. Vesting conditions may include, without limitation, provision for acceleration in the case of a change in control of the Company or for stock appreciation rights exercisable for cash (in lieu of the option) in the case of such a change in control.

  Stock appreciation rights are rights to receive, without payment to the Company, cash or shares of Common Stock with a value determined by reference to the difference between the exercise or "strike" price of the stock appreciation right and the fair market value or other specified valuation of the Common Stock at the time of exercise. Stock appreciation rights may be granted in tandem with stock options or separately.

  Stock awards may consist of Common Stock or be denominated in units of Common Stock. Stock awards may be subject to conditions established by the Committee, including service vesting conditions and performance conditions (including without limitation performance conditions based on achievement of specific business objectives, increases in specified indices and attaining specified growth measures or rates). A stock award may provide for voting rights and dividend or dividend equivalent rights.

  Cash awards may be denominated in cash with the amount of payment subject to conditions specified by the Committee, including service conditions and performance conditions.

  No participant may be granted, during any three-year period, awards consisting of stock options or stock appreciation rights exercisable for more than 12.5 percent of the shares of Common Stock originally reserved for issuance under the Plan.

  Payment of awards may be made in cash or Common Stock or combinations thereof, as determined by the Committee. An award may provide for the granting or issuance of additional, replacement or alternative awards upon the occurrence of specified events, including the exercise of the original award.

  An award may provide for a tax gross-up payment to a participant if a change in control of the Company results in the participant owing an excise tax or other tax above the rate ordinarily applicable, pursuant to the parachute tax provisions of Section 280G of the Internal Revenue Code or otherwise. The gross-up payment would be in an amount such that the net amount received by the participant, after paying the increased tax and any additional taxes on the additional amount, would be equal to that receivable by the participant if the increased tax were not applicable.

  The Board of Directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration that would impair the rights under any award previously granted will be made without the award holder's consent and (ii) no amendment or alteration will be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 promulgated under the Securities Exchange Act in order to preserve the applicability of any exemption provided by such rule to any award then outstanding (unless the holder of such award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

  The holder of a nonqualified stock option will recognize no taxable income as a result of the grant of the stock option. Upon the exercise of the stock option, however, the holder of a nonqualified stock option will recognize taxable ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise or purchase price (or in the case of relinquishment in an amount equal to the sum of the cash received and the fair market value of the shares or award received determined on the date of exercise) and, correspondingly, the Company will be entitled to an income tax deduction for such amount.

  Upon the exercise of an incentive stock option, the stock option holder generally will not recognize taxable income by reason of the exercise, and the Company normally will not be entitled to any income tax deduction. If the stock option holder disposes of the shares acquired upon the exercise of an incentive stock option after satisfaction of certain minimum holding periods, any gain realized will be capital gain. Gain attributable to post-exercise appreciation of stock acquired upon the exercise of a nonqualified or incentive stock option will be capital gain if the stock option holder has held the shares as a capital asset and for more than one year. If a stock option holder disposes of the shares acquired upon the exercise of an incentive stock option within the minimum holding periods, the stock option holder would recognize ordinary income, and the Company would be entitled to a commensurate income tax deduction (except with respect to post-exercise appreciation).

  The grant of a stock appreciation right will produce no U.S. federal tax consequences for the participant or the Company. The exercise of a stock appreciation right results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to the Company.

  A participant under the Incentive Plan who has been granted an award of restricted shares of Common Stock will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction. Dividends paid to the participant during the restriction period will also be compensation income to the participant and deductible as such by the Company. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares, in which case (1) the Company will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the participant during the restriction period will be taxable as dividends to him and not deductible by the Company, and (3) there will be no further federal income tax consequences when the restrictions lapse.

  The allocation of awards under the Incentive Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Committee in its sole discretion, subject to the applicable provisions of the Incentive Plan.

  The Board of Directors recommends that the Incentive Plan be approved. Approval will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the meeting. For the purpose of such determination, abstentions will have the same effect as votes cast against approval of the Incentive Plan, and broker non-votes will have no effect on the determination of outcome of the vote.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Based solely upon a review of Forms 3, 4 and 5 submitted to the Company during and with respect to 1993 and written representations from certain reporting persons that no Forms 5 were required from such persons, the Company believes that all of the directors and officers of the Company have timely filed their respective Forms 3, 4 or 5 required by Section 16 (a) of the Securities Exchange Act during 1993 or prior years, with the following exceptions: Mr. Baine P. Kerr filed an amendment to a Form 4 to correct an error as to the number of shares sold in a previously reported transaction, and Mr. J. Hugh Liedtke filed a late report with respect to a change in the nature of his ownership of shares.

OTHER BUSINESS

  Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority includes matters which the Board of Directors does not know are to be presented at the meeting by others and any proposals of stockholders omitted from the proxy material pursuant to Rule 14a-8 of the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the Company's 1995 annual meeting, and otherwise eligible, must be received by the Company (at the address indicated in the accompanying notice) no later than November 16, 1994 to be included in the Company's proxy material and form of proxy relating to that meeting.

                                 By Order of the Board of Directors

                                 (Signature of Karl E. Elers appears here)

                                            Karl E. Elers
                                            Chairman of the Board

March 16, 1994

                                                                         ANNEX A

                         1994 LONG-TERM INCENTIVE PLAN

                                       OF

                          BATTLE MOUNTAIN GOLD COMPANY

  1. Objectives. The 1994 Long-Term Incentive Plan (the "Plan") of Battle Mountain Gold Company, a Nevada corporation (the "Company"), is designed to retain key executives and other selected employees and reward them for making major contributions to the success of the Company and its Subsidiaries (as hereinafter defined). These objectives are to be accomplished by making awards under the Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

  2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

  "Award" means the grant of any form of stock option, stock appreciation right, stock award or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

  "Award Agreement" means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

  "Board" means the Board of Directors of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Committee" means such committee of the Board as is designated by the Board to administer the Plan. The Committee shall be constituted to permit the Plan to comply with Rule 16b-3, as hereinafter defined.

  "Common Stock" means the Common Stock, par value $0.10 per share, of the Company.

  "Director" means an individual serving as a member of the Board.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

  "Fair Market Value" means, as of a particular date, (i) if the shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal such national securities exchange on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the shares of Common Stock are not so listed but are quoted in the NASDAQ

National Market System, the closing sales price per share of Common Stock on the NASDAQ National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by NASDAQ, or, if not reported by NASDAQ, by the National Quotation Bureau, Inc.

  "Participant" means an employee of the Company or any of its Subsidiaries to whom an Award has been made under this Plan.

  "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

  "Subsidiary" means any corporation of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation.

  3. Eligibility. Employees of the Company and its Subsidiaries eligible for an Award under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.

  4. Common Stock Available for Awards. There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 4,000,000 shares of Common Stock. Notwithstanding the foregoing, not more than an aggregate of 1,000,000 shares of Common Stock shall be available for Awards other than stock options and stock appreciation rights granted at an exercise or strike price not less than the Fair Market Value on the date of grant. The Board of Directors and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and stock exchanges and transaction reporting systems to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3.

  5. Administration. This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Unless otherwise provided in an Award Agreement with respect to a particular award, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant holding such Award or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee or officer of the Company to whom it has delegated authority in accordance with the provisions of Paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

  6. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

  7. Awards. The Committee shall determine the type or types of Awards to be made to each Participant under this Plan. Each Award made hereunder shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant and by the Chief Executive Officer, the Chief Operating Officer, or any Vice President of the Company for and on behalf of the Company. Awards may consist of those listed in this Paragraph 7 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. An Award may provide that to the extent that the acceleration of vesting or any payment made to a Participant under this Plan in the event of a change of control of the Company is subject to federal income, excise, or other tax at a rate above the rate ordinarily applicable to like payments paid in the ordinary course of business ("Penalty Tax"), whether as a result of the provisions of Sections 280G and 4999 of the Code, any similar or analogous provisions of any statute adopted subsequent to the date hereof, or otherwise, then the Company shall be obligated to pay such Participant an additional amount of cash (the "Additional Amount") such that the net amount received by such Participant, after paying any applicable Penalty Tax and any federal or state income tax on such Additional Amount, shall be equal to the amount that such Participant would have received if such Penalty Tax were not applicable. Notwithstanding anything herein to the contrary, no Participant may be granted, during any 3-year period, Awards consisting of stock options or stock appreciation rights exercisable for more than 12.5 percent of the shares of Common Stock reserved for issuance under the Plan.

  (a) Stock Option. An Award may consist of a right to purchase a specified number of shares of Common Stock at a specified price that is not less than the greater of (i) the Fair Market Value of the Common Stock on the date of grant and (ii) the par value of the Common Stock on the date of grant. A stock option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code.

  (b) Stock Appreciation Right. An Award may consist of a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the stock appreciation right ("SAR") is exercised over a specified strike price as set forth in the applicable Award Agreement.

  (c) Stock Award. An Award may consist of Common Stock or may be denominated in units of Common Stock. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance. Such Awards may be based on Fair Market Value or other specified valuations. The certificates evidencing shares of Common Stock issued in connection with a stock award shall contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable thereto.

  (d) Cash Award. An Award may be denominated in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Committee, and set forth in the Award Agreement, including, but not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance.

  8. Payment of Awards.

  (a) General. Payment of Awards may be made in the form of cash or Common Stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of Common Stock, restrictions on transfer and forfeiture provisions. As used herein, "Restricted Stock" means Common Stock that is restricted or subject to forfeiture provisions.

  (b) Deferral. With the approval of the Committee, payments may be deferred, either in the form of installments or a future lump sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

  (c) Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Common Stock or units of Common Stock.

  (d) Substitution of Awards. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

  9. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a stock option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or other Awards to exercise a stock option as it deems appropriate. If permitted by the Committee, payment may be made by successive exercises by the Participant. The Committee may provide for loans from the Company to permit the exercise or purchase of Awards and may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

  10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

  11. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant's consent and (ii) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

  12. Termination of Employment. Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. In the event of such a termination, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either
(i) not adverse to such Participant or (ii) consented to by such Participant.

  13. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 13 shall be null and void.

  14. Adjustments.

  (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

  (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Committee may adjust proportionally (i) the number of shares of Common Stock reserved under this Plan and covered by outstanding Awards denominated in Common Stock or units of Common Stock; (ii) the exercise or other price in respect of such Awards; and (iii) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make such adjustments or other provisions as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume stock options, regardless of whether in a transaction to which
Section 424(a) of the Code applies, by means of substitution of new options for previously issued options or an assumption of previously issued options, or to make provision for the acceleration of the exercisability of, or lapse of restrictions with respect to, Awards and the termination of unexercised options in connection with such transaction.

  15. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention, and that if any provision of this Plan is found not to be in compliance with Rule 16b-3, such provision shall be null and void to the extent required to permit this Plan to comply with Rule 16b-3. Certificates evidencing shares of Common Stock delivered under this Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed and any applicable federal and state securities law. The Committee may cause a legend or legends to be placed upon any such certificates to make appropriate reference to such restrictions.

  16. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

  17. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Nevada.

  18. Effective Date of Plan. This Plan shall be effective as of the date (the "Effective Date") it is approved by the Board of Directors of the Company. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company's stockholders held on or before December 31, 1994. If the stockholders of the Company should fail so to approve this Plan prior to such date, this Plan shall terminate and cease to be of any further force or effect and all grants of Awards hereunder shall be null and void.

              (Logo of Battle Mountain Gold Company appears here)

- --------------------------------------------------------------------------------

                                     PROXY
                         BATTLE MOUNTAIN GOLD COMPANY
              Proxy Solicited on Behalf of the Board of Directors
      Annual Meeting of Stockholders to be held Thursday, April 21, 1994

   The undersigned hereby appoints Joseph L. Mazur, R. Dennis O'Connell and Robert J. Quinn, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 1994 annual meeting of stockholders of Battle Mountain Gold Company, or any adjournments thereof, for the election of directors (other than any for whom authority to vote is withheld on the reverse) and upon such other business as may properly come before the meeting.

(Continued and to be signed and dated on other side)

- -------------------------------------------------------------------------------

UNLESS A CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED.


1. ELECTION OF DIRECTORS       /x/ FOR all nominees listed below      /x/ WITHHOLD AUTHORITY to vote     /x/ EXCEPTIONS
                                                                          for all nominees listed below


   Douglas J. Bourne, Delo H. Caspary, Rodney L. Gray
   *INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.

                                                    For     Against     Abstain
2. PROPOSAL TO APPROVE THE APPOINTMENT OF           /x/        /x/        /x/
   ARTHUR ANDERSEN & CO. as the independent public accountants for the Company in 1994.

                                                    For     Against     Abstain
3. PROPOSAL TO APPROVE THE COMPANY'S 1994           /x/        /x/        /x/
   LONG-TERM INCENTIVE PLAN.

                       PROXY DEPARTMENT            Change of Address
                       NEW YORK, N.Y. 10203-0394   and/or Comments Mark Here /x/

                                        Date:                           , 1994
                                             ---------------------------

                                        --------------------------------------
                                               (Signature of Stockholder)

                                        (In signing as Attorney, Administrator,
                                        Executor, Guardian, Trustee or Corporate
                                        Officer, please add your title as such.)

                                        Votes must be indicated (X) in Black
                                        or Blue Ink.                       /x/

Please sign, date and return promptly.
- --------------------------------------------------------------------------------